SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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INTRA-ASIA ENTERTAINMENT CORPORATION
(Name of Registrant as Specified in Its Charter)

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SCHEDULE 14C INFORMATION STATEMENT
(Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended)

INTRA-ASIA ENTERTAINMENT CORPORATION
07 Floor E-Wing Center
No. 113 Zhichunlu, Haidian District
Beijing, China 100086
(86 10) 82671299

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about May 28, 2007, to the holders of record (the “Stockholders”) of the outstanding common stock, $.001 par value per share (the “Common Stock”) of Intra-Asia Entertainment Corporation, a Nevada corporation (the “Company”), as of the close of business on May 15, 2007 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Information Statement relates to a written consent in lieu of a meeting, dated May 15, 2007, (the “Written Consent”) of Stockholders of the Company owning at least a majority of the outstanding shares of Common Stock as of the Record Date (the “Majority Stockholders”). Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to Intra-Asia Entertainment Corporation.

The Written Consent authorized an amendment to our Articles of Incorporation (the “Certificate of Amendment”) to:

(i) effect and implement a 1-for-6 reverse split of the outstanding shares of our Common Stock (the “Reverse Split”); and

(ii) change our name to “ChinaFront Technology Company”.

A copy of the Certificate of Amendment is attached to this Information Statement as Appendix A.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under Chapter 78 of the Nevada Revised Statutes and the Company’s Bylaws to approve the Certificate of Amendment. Accordingly, the Certificate of Amendment is not presently being submitted to the Company’s other Stockholders for a vote. The action by Written Consent will become effective when the Company files the Certificate of Amendment with the Nevada Secretary of State (the “Effective Date”).

  This is not a notice of a meeting of Stockholders and no Stockholders meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing Stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C.

By Order of the Board of Directors,

/s/ Xia Shudong
Xia Shudong
Chief Executive Officer and President

GENERAL INFORMATION

This Information Statement is being first mailed on or about May 28, 2007, to Stockholders of the Company by the board of directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one Information Statement is being delivered to two or more Stockholders who share an address unless we have received contrary instruction from one or more of such Stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.  The approval of the Certificate of Amendment requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock on any matter which may properly come before the stockholders.

On the Record Date, the Company had 147,008,331 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On May 15, 2007, our board of directors (the “Board of Directors”) unanimously adopted resolutions approving the Certificate of Amendment and recommended that the Stockholders approve the Certificate of Amendment as set forth in Appendix A. In connection with the adoption of these resolutions, the board of directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance.

Our Board of Directors has determined that the change of our name to “ChinaFront Technology Company” is in the best interest of Stockholders and will more accurately reflect, and allow us to engage in, our anticipated future business operations as described in our Current Report on Form 8-K filed on May 14, 2007.

CONSENTING STOCKHOLDERS

On May 15, 2007, Karmen Investment Holdings, Ltd., Leguna Verde Investments, Ltd., The Pinnacle Fund, L.P., and Pinnacle China Fund, L.P., being the record holders of 71,748,984, 9,562,195, 8,333,333, and 20,416,667 shares of our Common Stock, constituting 48.81%, 6.5%, 5.67% and 13.89% of the issued and outstanding shares of Common Stock, respectively, consented in writing to the Certificate of Amendment.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Certificate of Amendment. The Company is not seeking written consent from any other Stockholders, and the other Stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by written consent and giving Stockholders notice of such actions taken as required by the Exchange Act.

The Company will, when permissible following the expiration of the 20 day period mandated by Rule 14c and the provisions of the Nevada Revised Statutes, file the Certificate of Amendment with the Nevada Secretary of State’s Office. The Certificate of Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to Stockholders.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The Company’s authorized capital currently consists of 150,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Each share of Common Stock and Preferred Stock entitles its record holder to one (1) vote per share. In the event of a liquidation of the Company, owners of the Common Stock and Preferred Stock would be entitled to share ratably in all of the Company’s assets, if any, on an equal priority basis, after the costs and expenses of proceedings, if any, and after all debts, obligations and liabilities of the Company have been paid and discharged. Holders of the Company’s Common Stock do not have cumulative voting, conversion, redemption rights or preemptive rights to acquire additional shares. Holders of the Preferred Stock do not have cumulative voting rights, conversion, redemption rights or preemptive rights.

At the close of business on the Record Date, the Company had 147,008,331 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of May 14, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Intra-Asia Entertainment Corporation, 07 Floor E-Wing Center, No. 113 Zhichunlu, Haidian District, Beijing, China 100086.

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Shudong Xia	Chief Executive Officer, President, Secretary and Director	Common Stock $0.001 par value	71,748,984(3)	48.8%
Zhibin Lai	Vice President	Common Stock $0.001 par value	0	*
Zhiping Zhang	Vice President of Research and Development	Common Stock $0.001 par value	0	*
Danxia Huang	Vice President of Finance and Treasurer	Common Stock $0.001 par value	0	*
Stanley Wu 184 S. Trish Ct. Anaheim Hills, CA 92808	Director	Common Stock $0.001 par value	1,562,700(4)	1.1%
Leliang Zhang	Director	Common Stock $0.001 par value	0	*
All officers and directors as a group (6 persons named above)		Common Stock $0.001 par value	73,311,684(3,4)	49.9%

5% Securities Holder
Leguna Verde Investments, Ltd. P.O. Box 3444 Road Town, Tortola British Virgin Islands	Common Stock $0.001 par value	9,562,195(5)	6.5%
Karmen Investment Holdings, Ltd P.O. Box 3444 Road Town, Tortola British Virgin Islands	Common Stock $0.001 par value	71,748,984(3)	48.81%
The Pinnacle Fund, L.P. 4965 Preston Park Blvd. Suite 240 Plano, Texas 75093	Common Stock $0.001 par value	8,333,333(6)	5.67%
Pinnacle China Fund, L.P. 4965 Preston Park Blvd. Suite 240 Plano, Texas 75093	Common Stock $0.001 par value	20,416,667(7)	13.89%
Total Shares Owned by Persons Named above:	Common Stock $0.001 par value	63,948,220	74.87%
* Less than 1%.

1Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2A total of 147,008,331 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3 Includes 71,748,984 shares of our common stock owned by Karmen Investment Holdings Ltd., which is wholly-owned by East Action Investment Holdings Ltd. of which Shudong Xia is a 68% shareholder. Mr. Xia may be deemed to be a beneficial owner of the shares held by Karmen Investment Holdings Ltd.

4 Mr. Wu beneficially owns 1,562,700 shares through his wife, Jenny T. Wu, who owns 812,080 shares, and his sons, Christopher and Davisson Wu, who own 450,620 and 300,000 shares, respectively.

5 Yang Chung is the owner of Leguna Verde Investments, Ltd. and exercises voting and investment power over the shares owned by Leguna Verde Investments, Ltd. Mr. Chung may be deemed to be a beneficial owner of the shares held by Leguna Verde Investments, Ltd.

6 Mr. Barry M. Kitt, the Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisers, L.P., the General Partner of The Pinnacle Fund, L.P., has dispositive and voting power over the shares.

7 Mr. Barry M. Kitt, the Manager of Kitt China Management, LLC, the Manager of Pinnacle China Management, L.L.C., the General Partner of Pinnacle China Advisors, L.P., the General Partner of Pinnacle China Fund, L.P., has dispositive and voting power over the shares.

AMENDMENT OF OUR ARTICLES OF INCORPORATION

On May 15, 2007, our Board of Directors approved, subject to receiving the approval of the holders of a majority of the Company’s outstanding capital stock, an amendment to our Amended and Restated Articles of Incorporation to (i) effect a 1-for-6 Reverse Split of our issued and outstanding Common Stock, and (ii) change our name to “ChinaFront Technology Company” to more accurately reflect our business operations. The Majority Stockholders approved the Certificate of Amendment, the Reverse Split and the change of our name pursuant to the Written Consent dated as of May 15, 2007. The proposed Certificate of Amendment are attached hereto as Appendix A.

1.    Adoption of 1-for-6 Reverse Stock Split

Our Board of Directors unanimously approved, subject to Stockholder approval, the 1-for-6 Reverse Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Certificate of Amendment. Our Stockholders also approved each of these actions in the Written Consent.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock. The Reverse Split effectively increases the number of authorized and unissued shares of our Common Stock available for future issuance. The Reverse Split will become effective on the Effective Date which occurs when the Certificate of Amendment are filed with the Secretary of State of the State of Nevada following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act.

Purposes for Reverse Split and Effect on Common Stock

Each share of Common Stock outstanding at the Effective Date of the Reverse Split will automatically become one-sixth of a share of Common Stock. The Reverse Split of the outstanding shares of our Common Stock will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance.

Unless the number of outstanding shares of Common Stock is reduced by the Reverse Split, the number of shares outstanding upon the issuance of additional shares will be so great that the per share value of the Company's stock will be very small. A low stock price can have the effect of reducing the liquidity of a corporation's stock and the Board of Directors believes that it will not be in the best interests of the corporation to have a very low per share stock price. The Board of Directors hopes that the Reverse Split will result in a higher per share market price of the Common Stock. In addition, the brokerage commissions on the purchase or sale of stock with a relatively low per share price generally tend to represent a higher percentage of the sales price than the commission charges on a stock with a relatively high per share price. The Board of Directors believes these issues are best addressed by increasing the value per share of the Common Stock, which we believe will occur as a result of the Reverse Split.

On the Effective Date, six (6) shares of Common Stock will automatically be combined and changed into one (1) share of Common Stock. No additional action on our part or any Stockholder will be required in order to effect the Reverse Split. Certificates that represent pre-Reverse Split shares will automatically, and without any action on the part of any person, represent one-sixth of such pre-Reverse Split shares following the Effective Date.

No fractional shares of post-Reverse Split Common Stock will be issued to any stockholder. Accordingly, Stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock, will, upon surrender of their certificates representing shares of pre-Reverse Split Common Stock, receive, if they hold a fractional share equal to one-half or more, a full share of our Common Stock, and if they hold a fractional share equal to less than one-half of a share of our Common Stock, then that fractional share will be cancelled.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, every six shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

Federal Income Tax Consequences of the Reverse Split

The combination of six shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all Stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

2.    Name Change and Change of the Purpose of the Company

Our current Amended and Restated Articles of Incorporation recite that the name of the Company is “Intra-Asia Entertainment Corporation”.

Our Board of Directors unanimously approved, subject to Stockholder approval, the Certificate of Amendment to change the name of our company from “Intra-Asia Entertainment Corporation” to “ChinaFront Technology Company”.

Stockholder approval for the Certificate of Amendment changing the Company’s name was obtained by Written Consent of Stockholders holding at least a majority of our issued and outstanding Common Stock, as of the Record Date. The Certificate of Amendment effecting the name change will become effective following filing with the Secretary of State of the State of Nevada, which will occur promptly following the 20th day after the mailing of this Information Statement to our Stockholders as of the Record Date.

Purposes for Name Change

The change of our name to “ChinaFront Technology Company” is in the best interest of Stockholders and will more accurately reflect, and allow us to engage in, our anticipated future business operations as described in our Current Report on Form 8-K filed on May 14, 2007.

CHANGES TO OUR BUSINESS AND CHANGE OF CONTROL

 Our corporate name is Intra-Asia Entertainment Corporation. We were originally incorporated in Nevada on August 3, 1998 under the name R & R Ranching, Inc. to breed bison. On or about March 2003, R & R Ranching Inc. sold its bison to Blue Sky Bison Ranch, Ltd.

On March 31, 2003, we entered into an Agreement and Plan of Reorganization (the “GloTech Delaware Acquisition Agreement”) with GloTech Industries, Inc., a Delaware corporation (“GloTech Delaware”). GloTech Delaware was incorporated on July 18, 2002 and its business was the designing and marketing of safety products using electroluminescent technology developed in cooperation with the University of Florida. Under the GlowTech Delaware Acquisition Agreement, GloTech Delaware became our wholly-owned subsidiary and we changed our name to GloTech Industries, Inc.

On or about June 2004, we sold all of our business relating to the designing and marketing of safety products using electroluminescent technology to Marmaduke Capital Group, LLC, an entity related to an officer of the Company at the time of such sale.

On December 10, 2003, we executed an Agreement and Plan of Reorganization (the “Intra-Asia Agreement”) with Intra-Asia Entertainment Corporation, a Delaware corporation (“Intra-Asia Delaware”), whereby Intra-Asia Delaware became our wholly-owned subsidiary and we amended our Articles of Incorporation to change our name to “Intra-Asia Entertainment Corporation.” At the time of the acquisition, Intra-Asia Delaware held an 85% equity interest in Weifang Fuhua Amusement Park Co., Ltd. (“Fuhua”), a Chinese joint venture organized in 1991 which held an equity interest in the Weifang Fuhua Amusement Park.

On January 31, 2006, our wholly-owned subsidiary, Intra-Asia Delaware, entered into a Share Purchase Agreement (the “Beijing Purchase Agreement”) with Beijing Maidashi Investment Co., Ltd. (“Beijing Maidashi”), a Chinese corporation, pursuant to which we sold all of our shares of Fuhua. Under the Beijing Purchase Agreement, Beijing Maidashi took over all of Intra-Asia Delaware’s rights and liabilities in Fuhua Amusement Park. Thereafter in the first half of 2006, Intra-Asia Delaware completed the sale of its eighty-five percent (85%) interest in Fuhua by entering into a supplementary agreement with Beijing Maidashi.

Since the closing of the Beijing Purchase Agreement until May 14, 2007, when we completed a reverse acquisition transaction with Cabowise International Ltd., a British Virgin Islands company (“Cabowise”), we were a blank check company and did not engage in active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

Cabowise does not have any subsidiaries nor is it engaged in any business. Cabowise’s sole asset was its option to purchase an eighty-five percent (85%) interest in Beijing PKU Chinafront High Technology Co., Ltd. (“PKU”, and such option, the “PKU Option”). In connection with the reverse acquisition, Cabowise agreed to assign the PKU Option to our subsidiary Oriental Intra-Asia Entertainment (China) Limited, a Chinese company (“Oriental Intra-Asia”). On May 14, 2007, Cabowise, PKU and Oriental Intra-Asia entered into an assignment and assumption agreement whereby Cabowise assigned the PKU Option to Oriental Intra-Asia. On May 14, 2007, Oriental Intra-Asia exercised the PKU Option and Oriental Intra-Asia became the owner of an eighty-five percent (85%) equity interest in PKU.

PKU was established with the approval of Haidian Branch of Beijing Municipal Administration of Industry and Commerce on October 30, 2000. PKU’s main business is software and other technology development, consulting, software and technology licensing, and systems integration.

The reverse acquisition transaction resulted in a change of control of the Company. In connection with the reverse acquisition transaction, we issued to the stockholders of Cabowise 81,311,179 shares of our Common Stock in exchange for all of the issued and outstanding capital stock of Cabowise. Cabowise thereby became our wholly owned subsidiary and the former stockholders of Cabowise became our controlling stockholders.

Upon the closing of the reverse acquisition on May 14, 2007, James Reskin, a director of the Company, submitted his resignation letter pursuant to which he resigned from his position as director effective immediately, and Stanley Wu, Leliang Zhang and Xingming Zhang resigned as officers of the Company effective immediately, and Stanley Wu and Leliang Zhang submitted their resignation letters pursuant to which they resigned from their positions as our directors that will become effective on the tenth day following the mailing by us of an information statement to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which information statement will be mailed out on or about May 16, 2007. Shudong Xia was appointed as our director at the effective time of the resignation of James Reskin and Danxia Huang will be appointed as our director at the effective time of the resignation of Stanley Wu and Leliang Zhang. In addition, our executive officers were replaced by PKU’s executive officers upon the closing of the reverse acquisition.

As a result of the reverse acquisition transaction with Cabowise, we entered into a new business. Through our indirect, majority-owned Chinese subsidiary PKU, we are now a total solutions provider of Geography Information Systems application software and services. PKU provides its products and services to various segments, including the Transportation, Digital City and Land & Resources departments of the Chinese government. We are changing our name to “ChinaFront Technology Company” to reflect our new business and to be similar to the names of our subsidiary companies.

DISSENTER’S RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to our proposed amendment to our Articles of Incorporation and the adoption of the Certificate of Amendment.

FINANCIAL AND OTHER INFORMATION

For more detailed information on the Company, including financial statements, and other information about the business and operations of the Company, you may refer to our Current Report on Form 8-K filed on May 14, 2007 and other periodic filings made with the SEC from time to time. Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov and a copies of which may be obtained by writing our secretary at the address specified above.

Appendix A

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Intra-Asia Entertainment Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 of the Amended and Restated Articles of Incorporation, relating to the name of the Corporation, is hereby amended to read as follows:

"Article 1: The name of the Corporation is ChinaFront Technology Company."

Article 3 of the Amended and Restated Articles of Incorporation, relating to the capital stock of the Corporation is hereby amended by adding the following as the third and last paragraph of Article 3:

"Effective as of the filing date of the Certificate of Amendment to the Amended and Restated Articles of Incorporation, dated June ___, 2007, each six (6) shares of the issued and outstanding Common Stock, $0.001 per share, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only the issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse split shall receive, if they hold a fractional share equal to one-half or more, a full share of Common Stock, and if they hold a fractional share equal to less than one-half of a share of Common Stock, then that fractional share will be cancelled."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 74.87%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature **(Required)**: **X** ____________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.385 Amend 2007
Revised on: 01/01/07